EXHIBIT 10.2

EXCLUSIVE LICENSE AGREEMENT
re catalyst for production of synthesis gas

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is made by and between:

UNIVERSITY OF SASKATCHEWAN, a body corporate continued pursuant to The University of Saskatchewan Act, 1995 of Saskatchewan, having an office for the conduct of its business located at 501 – 121 Research Drive, Saskatoon, Saskatchewan, Canada S7N 1K2 (the “University”); and

CARBON SCIENCES INC., a body corporate incorporated under the laws of the United States of America, having an office for the conduct of its business at Suite C, 5511 Ekwill Street, Santa Barbara, California, 93111, U.S.A., for itself and its “Affiliates” (hereinafter defined) (collectively, the “Licensee”), each said party being referred to hereinafter as a “Party” and both said parties being referred to collectively hereinafter as the “Parties”.

WHEREAS:

A.	The “Licensed Patents” (as hereinafter defined) are held by the University.

B.
The University wishes to have the invention(s) of the Licensed Patents and products and services arising therefrom (“Licensed Products,” as hereinafter defined) commercialized for the purpose of making such Licensed Products available to the public.

C.	The Licensee is a company involved in development, manufacture and marketing of products in the nature of the Licensed Products.

D.
The Licensee wishes to acquire a grant from the University of rights in and to the Licensed Patents in accordance with the terms and conditions of this Agreement, and the University is willing to grant such rights.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged by each Party, the Parties covenant and agree as follows:

1.         INTERPRETATION

1.1
Definitions.  Wherever used in this Agreement including the preamble hereto, unless the context otherwise requires, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)
“Academic Uses” means non-commercial educational and/or scholarly research uses undertaken or performed by University Staff, where “University Staff” means: (i) each and every employee of the University, during the term of his/her employment by University; and (ii) University students, visitors to the University, and other persons whose employment and/or scientific or research, scholarly or artistic activities performed in association with the University are directed or supervised by such employee(s), during the term of such direction or supervision; and (iii) other persons engaged in scientific or research, scholarly or artistic activities performed in collaboration with any of the foregoing.

(b)
“Affiliate” means: (i) any person or entity which owns or controls at least fifty percent (50%) of the equity or voting stock of the Licensee; (ii) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by the Licensee; or (iii) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of the equity or voting stock of the Licensee.

(c)	“Catalyst” means the catalyst(s) claimed in the Licensed Patents.

(d)
“Confidential Information” means information disclosed by a Party (the “Discloser”) to the other of them (the “Recipient”) that is directly or indirectly connected with a subject matter of this Agreement and that:

(i)
derives economic value, actual or potential, from not being generally known to and not readily ascertainable by proper means by other persons who could obtain economic value from its disclosure or use;

(ii)	is the subject of efforts by the Discloser that are reasonable under the circumstances to maintain its confidential nature; and

(iii)
is confirmed in writing and is marked as being confidential at the time of disclosure or designated as such within thirty (30) days of disclosure, including any trade secret, formula, design, prototype, compilation of information, data, program, method, technique, process, information and or any expression of the same.

(e)	“Effective Date” means effective date of this Agreement, being the date of its final execution.

(f)	“Field of Use” means all fields of use.

(g)
“Improvement” means an invention that is patentably distinct from the Licensed Patents and the making, using or selling of which could not be practiced commercially without a license in or to Intellectual Property Rights in a Licensed Patent or which comprises a potential replacement or alternative that is materially different than the technology of a Licensed Patent or Know How and which:

(i)
is created or discovered within the period commencingthree (3) months after the Effective Date by Dr. Hui Wang in the course of his employment with the University and/or another employee or student of the University in the course of work or studies directed or supervised by Dr. Hui Wang;

(ii)	Intellectual Property Rights therein are not encumbered by a competing interest of a third party funder of any research or development work that gave rise to the creation of such invention.

Section 5.2 hereof notwithstanding, any patentable Improvement created or discovered by Dr. Hui Wang in the course of his employment with the University and/or another employee or student of the University in the course of work or studies directed or supervised by Dr. Hui Wang during the first three (3) months of this Agreement shall be be deemed to be automatically included within the definition of Licensed Patents and/or Know How.

(h)	“I[i]ncluding” means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding or following that word.

(i)
“Intellectual Property Rights” means any and all legal protection throughout the world recognized by law, whether by statute, common law or otherwise, relating to intellectual property including inventions of the Licensed Patents, trade secret and confidential information protection, patents and all other registrations or grants of rights analogous thereto, and including the right to apply for the foregoing but excluding any copyright.

(j)
“Know How” means data, information, knowledge and know how held by the University as represented by its employee Dr. Hui Wang, relating to the invention of any Licensed Patent or disclosed in any Licensed Patent and which is:

(i)	set forth or otherwise described in Schedule “B” hereof; or

(ii)	is disclosed by the University to the Licensee during the Term and which is disclosure is documented in writing by the Parties.

For the sake of certainty the Parties intend that Know How shall include instruction on how to produce the Catalyst.  Costs of any travel required of Dr. Hui Wang for purposes of transferring Know How is to be borne by the Licensee.  Notwithstanding anything to the contrary contained in this Agreement, the definition of “Know How” shall not include any information or disclosure that:  (a) was demonstrably known to Licensee before its disclosure by the University or which is or becomes a matter of public knowledge by means other than a breach of this Agreement; (b) is received by the Licensee from a third party (other than an Affiliate) who did not require the Licensee to hold it in confidence and who did not acquire it, directly or indirectly, from the University under a continuing obligation of confidence known to the Licensee; or (c) can be proven through documentary evidence to have been independently developed by the Licensee without reference to or use of information disclosed by the University hereunder.

(k)
“Licensed Patents” means the University’s interest in the patents and patent applications described in the attached Schedule “A” hereof together with any continuations, extensions, re-examinations reissues, and divisions thereof, and any patents, patent applications supplementary protection certificates and similar rights exercisable in any jurisdiction of the Territory that are based on or derive priority from the foregoing.  Enhancements or refinements to the Licensed Patents that (i) are identified or developed during the term of this Agreement by Dr. Hui Wang in the course of his employment with the University and/or another employee or student of the University in the course of work or studies directed or supervised by Dr. Hui Wang and (ii) would be obvious to one skilled in the art in view of the Licensed Patents shall be deemed to be automatically included within the definition of Licensed Patents and/or Know How.

(l)
“Licensed Product” means and includes any product or service covered, in whole or in part, by any Valid Claim contained in any Licensed Patent of any jurisdiction of the Territory, a product made or a service delivered by a process, method, or technique covered by any such Valid Claim, and a product made or a service delivered by a process, method or technique or with knowledge that is or comprises a part of the Know How.

(m)
“Patenting” means seeking, acquiring, and maintaining Licensed Patents including preparing patent applications, applying for patent protection, prosecuting patent applications, and maintaining patent applications or issued patents.

(n)	“Sublicense” means any grant by Licensee to a third party of a right to exercise any right or license in or to Licensed Patents and/or Licensed Products.

(o)	“Sublicensee” means any third party recipient of a Sublicense.

(p)	“Territory” means the entire world.

(q)	“Term” means the term of this Agreement, being the period of time described by section 8.1.

(r)
“Valid Claim” means any claim of any unexpired Licensed Patent which has not yet been held unenforceable, unpatentable or invalid by a decision or a court or government body of competent jurisdiction in a ruling that is unappealable or unappealed within the time allowed for appeal or which has not been rendered unenforceable due to the irrevocable failure to pay a maintenance fee.

(s)	“System Sublicense” means any grant by Licensee to a third party of other systems or processes developed by Licensee which includes the Licensed Patents.

1.2
Extended Meanings.  As the context requires, words herein importing the singular number include the plural, and vice versa, words importing the masculine, feminine or neuter genders include the others of them, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.  The terms "provision" and "provisions" in this Agreement refer to terms, conditions, provisions, covenants, obligations, undertakings, warranties and representations in this Agreement. Where a word or term is defined herein, other parts of speech and grammatic forms of the same word or term shall have a corresponding meaning.

1.3
Headings & Alpha-numeration.  The headings and alpha-numeration used in this Agreement are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

2.         LICENSE GRANT

2.1
Grant.  Subject to the other provisions of this Agreement, the University hereby grants to the Licensee under the Licensed Patents and the Know How an exclusive, sub-licensable right and license to make, manufacture, use, lease and sell Licensed Products for the Field of Use in the Territory and during the Term only.

2.2
Sublicenses.  The Licensee shall be entitled to exercise the rights and license granted it under section 2.1 through Sublicensees provided the Sublicense is in writing and provides that the Sublicensee shall be bound to the Licensee by terms and conditions (other than the payments for costs of Patenting of sections 4.2 and 4.3) that are substantially equivalent to the terms and conditions by which the Licensee is bound to the University under this Agreement, so as to permit the Licensee to satisfy all of its obligations to the University under this Agreement, and each Sublicense shall also:

(a)	contain the Sublicensee’s acknowledgment of the University’s disclaimers of representations and warranties and liability as provided in article 7;

(b)
provide a right to the Licensee to assign its rights under the Sublicense to the University in the event that this agreement is terminated and an acknowledgement of the Sublicensee that, absent such assignment of the Sublicense from the Licensee to the University, subject to the provisions of subsection 8.6(b), upon the expiry or termination of this Agreement for any reason whatsoever, the rights of any Sublicensee under a Sublicense shall terminate;

(c)
contain no grant of any right to the Sublicensee to further sublicense (i.e., make a sub-Sublicense) without the prior written consent of the University, which consent shall not be unreasonably withheld;  and

(d)	contain no provisions less favourable to the University than those of this Agreement.

The Licensee shall provide the University with notice of every Sublicense made, promptly after its execution by the parties thereto, and a written warranty that the obligations of the Licensee to the University set forth in this section 2.2 have been satisfied by the terms of the Sublicense and which notice shall include the identity of the Sublicensee (or sub-Sublicensee) and the effective term of and any Territorial limitations in the Sublicense.

2.3
Agency.  Nothing in this Agreement shall restrict the Licensee from exercising the rights and license granted it under section 2.1 in its own name and for its own account through its expressly authorized agents.

2.4
Reservation.  Notwithstanding section 2.1, the University shall retain for itself a non-exclusive right to make and use the invention(s) of the Licensed Patents for Academic Uses and the right to authorize the same.

2.5
Disclaimer.  The University expressly disclaims any and all representations or warranties with respect to the commercial potential of any and all License Patents and Licensed Products.  The Licensee acknowledges and agrees that it has and shall continue to rely exclusively upon its own diligent inquiries and assessments of the Licensed Patents and Licensed Products to determine the commercial potential thereof.

2.6	Licensee Negative Covenants. The Licensee shall not:

(a)
allow or permit any mortgage, pledge, lien, charge or other encumbrance to attach to, effect or encumber this Agreement or the exclusive license granted hereunder without the prior written consent of the University (which the University shall not unreasonably withhold); or

(b)	make, use or sell any Licensed Product or exploit any Licensed Patent otherwise except in accordance with the terms of this Agreement.

2.7
Supply of Catalyst for Verification and Trial Purposes.  To permit the Licensee to undertake verification trials of the Catalyst and begin the development activities contemplated hereunder in a timely manner, the University will deliver to the Licensee thirty grams of the Catalyst (the cost of which shall be borne by the University) in accordance with the schedule following:

(a)	ten grams within the thirty (30) day period commencing on the Effective Date;

(b)	additional ten grams within the sixty (60) day period commencing on the Effective Date; and

(c)	additional ten grams within the ninety (90) day period commencing on the Effective Date.

2.8
Acknowledgement.  The Parties acknowledge and agree that neither this Agreement nor any supply of materials or information by the University to the Licensee will be determined, by implication, estoppel or otherwise to vest in the Licensee any right, title or interest in the Licensed Patents other than that expressly provided by this Agreement.

3.         MARKETING & LEGAL REQUIREMENTS

3.1
Commercially Reasonable Efforts Required.  The Licensee shall exercise commercially reasonable efforts under the circumstances to develop make, manufacture and market, advertise, promote, and sell Licensed Products in the Territory, all in a manner consistent with accepted commercial practices and the Licensee shall provide to the University, in confidence, reports of its said efforts, together with each of the reports described in section 4.9.

3.2
Compliance with Law.  In exercising its rights under this Agreement the Licensee shall fully comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

3.3
Taxes And Governmental Approvals.  Except for any taxes that may be based on revenues received by the University, the Licensee shall be solely responsible for the payment of any and all taxes, fees, duties and other payments incurred in relation to the manufacture, use and sale of the systems and methods of the Licensed Patents or Licensed Products.  Licensee shall be solely responsible for applying for and obtaining any approvals, authorizations, or validations necessary to effectuate the terms of this Agreement under the laws of the appropriate national laws of each country of the Territory.

4.         PAYMENTS – REPORTS – RECORDS

4.1
Definitions. For the purposes of calculating and reporting of royalties and other amount payable as set forth in this article 4, and elsewhere in this Agreement, the following words and phrases shall have the following meanings:

(a)
“Gross Sales Revenue” means aggregate gross revenue of the Licensee (including every Affiliate) and every Sublicensee, from the lease, sale or other disposition of Licensed Products or systems comprising any Licensed Product or Licensed Patents.  Gross Sales Revenue shall be calculated in accordance with Generally Accepted Accounting Principles (“G.A.A.P.”) as applied in the U.S.A. or, if the Licensee is or becomes subject to a legal requirement to comply with International Financial Reporting Standards (“IFRS”), such standards.  Gross Sales Revenue includes, without limitation, cash consideration, deferment or abrogation of debt, equity, and other valuable consideration received from recipients of said Licensed Products or systems and that constitutes consideration for such receipt or is in lieu of the same.

(b)
“Sales Revenue” means Gross Sales Revenue, less the following items, but only insofar as such items actually pertain to the disposition of the Licensed Products or systems of subsection 4.1(a) by the Licensee or a Sublicensee and are included in the Licensee’s (or Sublicensee’s) calculation and report of Sales Revenues pursuant to section 4.9 and are separately invoiced or separately identified on each applicable invoice:

(i)	lawfully imposed obligations in the nature of import, export, excise, value-added, and sales taxes, and customs duties;

(ii)	quantity and cash discounts to the extent normal and customary in the trade and uniformly applied by the License or a Sublicensee according to objectively ascertainable criteria;

(iii)	outbound transportation to the extent prepaid by a third party purchaser or reasonably allowed by the Licensee or a Sublicensee; and

(iv)	credits for returns, allowances or rejection of Licensed Products actually allowed by the Licensee or a Sublicensee and taken by a third party purchaser; but no deduction shall be made for:

(v)	any commission paid to any person on account of leases or sales by or on behalf of such person whether such person is an employee of the License or a Sublicensee or an independent contractor; or

(vi)	any cost incurred on account of collection or enforcement of a debt; and Licensed Products shall be considered sold when billed out or invoiced.

For the sake of clarity, Sales Revenues shall not include leases, sales or dispositions otherwise of Licensed Products between or among the Licensee (including Affiliates) and Sublicensees, except where and to the extent the recipient of Licensed Products under such conveyance receives the same for a purpose other than subsequent lease or sale with a view to generating Sales Revenue.

(c)
“Sublicense Compensation” means any and all fees, milestone payments, other payments, and every other kind of payment or consideration received by the Licensee from a Sublicensee as whole or partial consideration for the granting of a Sublicense or pursuant to the terms of a Sublicense, but specifically excepting Sales Revenue-based royalties paid in accordance with a Sublicense, all or a portion of which are payable to the University in accordance with the other provisions of this Agreement.

(d)
“System Sublicense Compensation” means any and all fees, milestone payments, other payment and every other kind of payment or consideration received by the Licensee (including every Affiliate) from a System Sublicense.

(e)	“Royalty Calculation Date” means December 31 of each and every calendar year during which any amount may be payable hereunder.

4.2
Costs of Patenting Incurred Prior up to the Effective.  As partial consideration for license grant of section 2.1, the Licensee shall pay to the University, within thirty (30) days of the University’s provision of an invoice therefore, the full amount of the University’s disbursed costs of Patenting incurred prior to the Effective Date, which costs are understood agreed to total thirty thousand Canadian dollars (CDN$30,000).

4.3
Costs of Patenting Incurred After the Effective Date.  As partial consideration for the license grant of section 2.1 the Licensee shall pay to the University the full amount of the University’s disbursed costs of Patenting incurred after the Effective in accordance with the scheme of subsection 5.4(d).

4.4
License Fee. As partial consideration for the license grant of section 2.1 the Licensee shall pay to the University within thirty days after the Effective date and on or before each anniversary of the Effective Date that occurs thereafter during the Term a non-refundable license fee of twenty thousand dollars ($20,000).

4.5	Milestone Payments. As partial consideration for the license grant of section 2.1 the Licensee shall pay to the University:

(a)
fifty thousand dollars ($50,000) upon the first application of a Licensed Product in a pilot-scale or commercial facility in any jurisdiction of the Territory and, for the purposes of this sub-section “pilot-scale” means a system with a level of performance, or intended performance for a particular field of use, that is reasonably expected by the industry as a pilot-scale demonstration; and

(b)	fifty thousand dollars ($50,000) upon the first sale of a Licensed Product in any jurisdiction of the Territory.

For the sake of clarity, in the event that the two above-described milestones are coincident; e.g., if the first application of a Licensed Product is for or by a customer of the Licensee (or a Sublicensee) which has purchased the Licensed Product, then both said milestone payments will become due simultaneously.

4.6	Royalties. As partial consideration for the license grant of section 2.1 the Licensee shall pay to the University royalties as follows (hereinafter “Royalties”):

(a)
if the Licensee (including every Affiliate), or a becomes entitled to Gross Sales Revenue from a customer that uses a tangible Licensed Product or system of subsection 4.1(a) made by Licensee for incorporation into a product or system that is used for the conversion of methane to synthesis gas only then:

(i)
if such Licensed Product is sold in a country(ies) of the Territory in respect of which a Valid Claim subsists in said a country(ies), three percent and six tenths of one percent (3.6%) of Sales Revenue; and

(ii)
if such Licensed Product is sold in a country(ies) of the Territory in respect of which a Valid Claim does not subsist in a countries(ies) of the Territory in respect of which a Valid Claim does not subsist, one percent and eight tenths of one percent (1.8%) of Sales Revenue; and

(b)
if the Licensee (including every Affiliate) becomes entitled to Gross Sales Revenue from a customer that uses a tangible Licensed Product or system of subsection 4.1(a) made by Licensee for a purpose other than that described in subsection 4.6(a) then, notwithstanding the jurisdiction(s) of the Territory of such lease, sale or use, nine tenths of one percent (0.9%) of Sales Revenue.

Royalty amounts shall not be multiplied if a Licensed Product, its manufacture, use, lease or sale is or becomes a subject of more than one Licensed Patent.

4.7
Sublicense Compensation.  As partial consideration for the license grant of section 2.1 the Licensee shall pay to the University Sublicense Compensation with respect to sublicenses of the Licensed Patents only (i.e., without the sale or lease of tangible products or systems made by Licensee) in the amounts following:

(a)
if the Sublicense Compensation is received in respect of the exercise of the Sublicense, in a product or system that is used for the conversion of methane or synthesis gas only,  in a country(ies) of the Territory in which a Valid Claim subsists, twelve percent and one half of one percent (12.5%) of the Sublicense Compensation; and

(b)
if the Sublicense Compensation is received in respect of the exercise of the Sublicense, in a product or system that is used for the conversion of methane or synthesis gas only, in the countries a country(ies) of the Territory in which a Valid Claim does not subsist, six percent and twenty-five one-hundredths of one percent (6.25%) of  the Sublicense Compensation.

4.8
System Sublicense Compensation.  As partial consideration for the license grant of section 2.1 the Licensee shall pay to the University sublicense compensation with respect to product or system designs (i.e., apart from the sale or lease of tangible products or systems made by Licensee) that incorporate the Licensed Patents as part of the design) being:

(a)
if the Sublicense Compensation is received in respect of the exercise of the Sublicensee of a System License made by the Licensee (including every Affiliate), in a country(ies) of the Territory in which a Valid Claim subsists, which enables the end-user of the same to produce and sell Licensed Products other than those described by subsection 4.6(a), six percent and twenty-five one-hundredths of one percent (6.25%) of  System Sublicense Compensation.

(b)
if the Sublicense Compensation is received in respect of the exercise of the Sublicensee of a System License made by the Licensee (including every Affiliate), in a country(ies) of the Territory in which a Valid Claim does not subsists, which enables the end-user of the same to produce and sell Licensed Products other than those described by subsection 4.6(a), three percent and thirteen one-hundredths of one percent (3.13%) of  System Sublicense Compensation.

4.9
Payments.  Royalties payable by Licensee shall be reported, accounted for and paid once annually, within the sixty (60) day period commencing on each Royalty Calculation Date; each payment to be calculated in respect of Sales Revenues collected by Licensee during the twelve (12) month period ending on the pertinent Royalty Calculation Date and on a country-by-country basis for each country of the Territory from which Gross Sales Revenue was received during said twelve (12) month period.

In the event of the expiry or termination of this Agreement for any reason, the amount of any Royalties or other amount(s) then accruing due to the University hereunder shall, notwithstanding the preceding provisions of this section 4.8, become due and payable within sixty (60) days after the date of such expiry or termination and, in the event that the Licensee exercises its rights under subsection 8.6(b), within sixty (60) days after the expiry of each Royalty Report Period thereafter.

4.10
Reports.  The Licensee shall report to the University in writing the occurrence any milestone described in section  4.5 and, at each time that the Licensee is to make a payment to the University pursuant to section 4.8, the Licensee shall deliver to the University a report respecting the sales revenues and operations of the Licensee and Sublicensees pertinent the Licensee’s obligations arising under this Agreement during the twelve (12) month period ending on the pertinent Royalty Calculation Date, which reports shall include a calculation of royalties and other amounts payable hereunder.

4.11
Currency and Currency Conversion.   All currency payable under this Agreement shall be in U.S. dollars.  Where any Gross Sales Revenue is derived in currency other than U.S. dollars it shall be converted to the equivalent in U.S. dollars at the rate of exchange set by a U.S. bank approved by the University (which approval shall not be unreasonably withheld) in accordance with applicable G.A.A.P. (or IFRS, see sub-section 4.1(a)), or as of the date the Licensee is deemed to have received such revenue or other consideration pursuant to the other provisions hereof.

4.12
Interest.  Royalties and other amounts payable by the Licensee hereunder that are not paid when due and payable shall bear interest from the due date thereof until actually paid at the rate of twelve (12%) per annum, compounded and calculated monthly, both before and after demand, both before and after default and both before and after judgment.

4.13
Records and Audit Rights.  The Licensee shall maintain at its place of business set forth in article 10, or at another location(s) approved by the University, proper, full and complete books of accounts and other records sufficient to permit the inspection and auditing of same in relation to any and all obligations of the Licensee hereunder.  Said records shall be maintained for at least five (5) years after the end of the calendar year to which they pertain and they shall be made accessible, during ordinary business hours upon the University’s written request at least ten (10) days in advance, to an independent public accountant selected by the University (unless the Licensee has some reasonable objection to such selection) for inspection, audit and the making of excerpts therefrom as may be necessary to verify or determine the Licensee’s performance of any obligation referable to this Agreement who shall report to the University only the amount of royalties due and such other information that the University is entitled to receive hereunder for the period examined and, in the absence of an allegation of fraud, such report shall be conclusive.  Only one request for audit shall be made by University in any calendar year.  The costs of any such inspection and audit of the Licensee’s records by said independent public accountant shall be borne by the University unless the same results in a determination that any amount due to be paid to the University was understated or underpaid by more than five percent (5%), in which case the University’s full out-of-pocket costs of the inspection and audit shall be reimbursed by the Licensee forthwith upon the Licensee’s receipt of an invoice from the University therefore.  For the sake of certainty, in the event that the University undertakes an inspection and audit of the Licensee’s records, the amount any payment(s) made to the University that is paid in arrears and after the University announces such inspection and audit may be applied to a determination of the above-said five percent (5%).  Should such inspection or audit lead to the discovery of any overpayment to the University, the Licensee shall have a credit in the amount of such overpayment that may be applied against any future amount payable to the University.  In the event that no request for inspection of records for any particular half calendar year is made by the University within five (5) years subsequent to such half calendar year, the right to make an inspection of the records for such half calendar year shall be deemed to have been waived by the University.

5.        INTELLECTUAL PROPERTY

5.1	Licensed Patents – Ownership. The Licensee acknowledges that the University shall retain ownership of the Licensed Patents.

5.2
Improvements.  If an Improvement is created or discovered, the University will, as soon as reasonably possible after the Improvement becomes known to the University’s Industry Liaison Office, take those steps that accord with its policies respecting protection and commercialization of Intellectual Property Rights thereto and disclose to the Licensee in confidence a description of the Improvement, and if the Licensee provides to the University within forty-five (45) days of such disclosure written notice of its interest in licensing such Improvement, in whole or in part, then the Parties will:

(a)	work cooperatively to seek statutory protection for the same within the forty five (45) days after the date of such notice in accordance with the Patenting scheme hereof applied mutatis mutandis; and

within the period of not more than one hundred and twenty (120) days from the date of such notice, either

(b)	amend this Agreement by expanding the description of the licensed subject matter hereof to include such Improvement within the scope and license hereof; or

(c)
if commercial considerations related to differences between the natures of the Improvement and the invention(s) of Licensed Patents and/or other considerations reasonably suggest that licensing terms distinct from those hereof are reasonably warranted;

(i)
amend this Agreement by expanding the description of the licensed subject matter hereof to include such Improvement within the scope and license hereof, and make further amendments to this Agreement with a view to accommodating the interests of the Parties in respect of said differences; or

(ii)	negotiate in good faith a new and separate license agreement therefore that incorporates such distinct licensing terms.

If the Licensee does not provide notice as described in this section 5.2 (above) or if the Parties are unable to negotiate mutually acceptable license terms in accordance with sub-section 5.2(c) then the University may, in its sole discretion and at its sole expense, but subject to repayment to the Licensee of any costs of Patenting paid by it in respect of the Improvement, exercise all its rights and title in relation to the Improvement including continuing or abandoning Patenting and conveying interests for the exploitation thereof to a third party(ies) without encumbrance by or accounting to the Licensee, as if this Agreement had not been made.

5.3	Protecting Know How. The Parties acknowledge that:

(a)	they share an interest in establishing claims for Intellectual Property Rights in and to Know How when possible in accordance with the scheme of this Agreement applied mutatis mutandis; and

(b)	the University and its academic and scientific staff and students have an interest in publishing their research results.

Know How set forth or described in Schedule “B” be shall be deemed disclosed by the University to the Licensee on the Effective Date.  Know How disclosed by the University to the Licensee after the Effective date shall be deemed disclosed by the University to the License on the actual date of such disclosure.  If the Licensee provides to the University within forty-five (45) days of such disclosure or deemed disclosure written notice of its interest in seeking a patent for any technology contained or described in Know How then the Parties will:

(c)
work cooperatively to prepare and file an application for the same within the forty five (45) days after the date of such notice in accordance with the Patenting scheme hereof applied mutatis mutandis; and

(d)
within the period of not more than one hundred and twenty (120) days from the date of such notice amend this Agreement by expanding the description of the Licensed Patents hereof to include such patent application.

The University will not publish or disclose Know How to any third party, or authorize the same, unless and until:

(e)
the expiry of the first-said forty five (45) day period of this section 5.3 or, if the Licensee provides within such period the notice contemplated above, the expiry of the second-said forty-five (45) day period ; and

(f)
the expiry of the first-said forty five (45) day period of this section 5.3 or, if the Licensee provides within such period the notice contemplated above, the expiry of the second-said forty-five (45) day period ; and

5.4
Negative Covenant.  The Licensee acknowledges and endorses the ownership rights of the University in and to the Licensed Patents and the validity of the Patents, and agrees to neither contest the ownership or the validity of the Licensed Patents, directly or indirectly, nor to initiate or voluntarily participate in any interference application involving a Licensed Patent.

5.5	Patenting. For purposes of Patenting:

(a)	The University shall, if and as required, retain a patent agent acceptable to the Licensee.

(b)	The University shall be responsible for undertaking itself, or directing its patent agent to undertake on its behalf, such activities as are determined appropriate by the University.

(c)
The University shall, and shall instruct its patent agent to, copy all correspondence, documents and other materials relevant to Patenting activities to a representative of the Licensee appointed by the Licensee for such purpose.

(d)
The University shall consult with the Licensee on all aspects of Patenting and, subject to the following provisions of this section 5.5, accept and act on all of the Licensee’s related and reasonable recommendations except that the University shall retain sole and unfettered discretion to make decisions related to the abandonment of any claim of a Licensed Patent or the amendment of any said claim that would restrict its scope.

(e)
Subject to subsection 5.5(f), all costs of Patenting incurred by the University during the Term shall be reimbursed by the Licensee within thirty (30) days after the University’s delivery of an invoice(s) therefore.

(f)
The Licensee may elect to abandon its obligation to pay costs of Patenting in relation to a jurisdiction of the Territory upon delivery of ninety (90) days prior notice to the University, in which case those Licensed Patents pending or issued in respect of such jurisdiction shall be deemed exercised as subject matters of this Agreement, this Agreement shall be deemed to be terminated in part, in respect of such Licensed Patents, and the University may, in its sole discretion and at its sole expense, continue or abandon such Patenting and exercise all its ownership rights in relation thereto, including conveying licenses(s) for the exploitation thereof to a third party(ies) without encumbrance by or accounting to the Licensee, as if this Agreement had not been made.

5.6
Defence of Claims of Infringement of Third Party Rights.   If the direct or indirect manufacture, use, leasing or sale of Licensed Products by the Licensee pursuant to this Agreement results in any claim of patent infringement against the Licensee, the Licensee shall promptly notify the University of each such claim that might, if successful, prejudice the scope of any claim of a Licensed Patent or any license thereunder (a “Licensed Patent-Associated Claim”), and all particulars thereof in writing.  As between the Parties, the Licensee shall have the first and primary right to, at its own expense, defend and control the defence of any Licensed Patent-Associated Claim using counsel of its own choice; however the University shall have no obligation to engage in or bear the costs of such defence.  It is understood that any settlement, consent judgment or other voluntary disposition of any action arising in relation to a Licensed Patent-Associated Claim must be approved by the University, which approval shall not be unreasonably withheld.  Subject to the approval of the University’s Board of Governors, the University agrees to cooperate with the Licensee in any reasonable manner deemed necessary by the Licensee in defence against Licensed Patent Associated Claims, and the Licensee shall reimburse the University for any out-of-pocket expenses incurred by providing such assistance.

5.7
Right to Prosecute Third-Party Infringement.  In the event that any Licensed Patent is determined by either Party to be infringed by the acts of a third party, the Party will promptly notify the other Party.  The Licensee shall have the exclusive right, but not the obligation, to institute, prosecute and control any action or proceeding in relation to such infringement by counsel of its choice.  The Licensee shall notify the University within sixth (60) days of its receipt of notice that infringement may be occurring, or within such other period agreed between the Parties, of its election as to whether or not to seek to enforce a Licensed Patent against a perceived third-party infringer.

If the Licensee elects to seek to enforce a Licensed Patent against a perceived third-party infringer:

(a)
the University shall, upon the request of the Licensee, provide all reasonable assistance, including signing all documents necessary to enable the Licensee to, in the name of the Licensee, at the Licensee’s  own expense take steps to enforce such Licensed Patent, and the Licensee shall reimburse the University for any out-of-pocket expenses incurred by providing such assistance;

(b)
any settlement, consent judgement or other voluntary disposition of such action or proceeding that might reasonably be interpreted as limiting the scope of any claim of a Licensed Patent, or any license thereunder in respect of the defendant to such action or proceeding or any other third party, must be approved by the University, which approval shall not be unreasonably withheld;

(c)
if the Licensee recovers monetary damages in the form of lost profits from a third-party infringer, the Licensee shall pay to the University royalties on the recovered profits in accordance with the scheme of this Agreement;

(d)
if Licensee recovers monetary damages in the form of a negotiated or juridically determined reasonable royalty, then the Licensee shall remit to the University such proportion of said damages that would be payable to the University if the infringer were a Sublicensee hereunder; and

(e)
notwithstanding the foregoing, it is understood that reimbursement of all of the Licensee’s costs of prosecuting any action or proceeding for the purpose of such enforcement, and realizing any consequent remedy, shall be a first charge against any damages, award or settlement.

If the Licensee elects not seek to enforce a Licensed Patent against a perceived third-party infringer the University may do so in its sole discretion and if the University does so:

(f)
the Licensee shall, upon the request of the University, provide all reasonable assistance, including signing all documents necessary to enable the University to, in the name of the Licensee, at the University’s own expense and subject to its sole discretion take steps to enforce such Licensed Patent, and the University shall reimburse the Licensee for any out-of-pocket expenses incurred by providing such assistance; and

(g)	any damages, award or settlement recovered pursuant to such enforcement shall accrue to the sole benefit of the University’s account.

Notwithstanding the foregoing in every legal action or proceeding involving a Licensed Patent the Parties shall consult with each other and provide each other with all reasonable cooperation.

6.         CONFIDENTIALITY

6.1
Exclusions.  Notwithstanding anything to the contrary contained elsewhere in this Agreement, this Agreement imposes no obligations on the Recipient to maintain the secrecy and/or confidentiality of Confidential Information that:

(a)	was demonstrably known to the Recipient before the Effective Date or which is or becomes a matter of public knowledge by means other than a breach of this Agreement;

(b)
is received by the Recipient from a third party who did not require the Recipient to hold it in confidence and who did not acquire it, directly or indirectly, from the Discloser under a continuing obligation of confidence known to the Recipient;

(c)	can be proven through documentary evidence to have been independently developed by the Recipient without reference to or use of information disclosed by the Discloser hereunder;

(d)	is disclosed by the Recipient after its receipt of the Discloser’s written consent to such disclosure; or

(e)	is required to be disclosed pursuant to a governmental, administrative or judicial process as contemplated by section 6.2.

6.2
Idem.  If the Recipient is required by governmental, administrative, or judicial process to disclose any Confidential Information, the Recipient shall, promptly and prior to any such disclosure, notify the Discloser and provide the Discloser assistance with any reasonable effort to obtain confidential treatment for such disclosure.

6.3	Recipient’s Obligations Respecting Discloser’s Confidential Information. Each Party, as Recipient, acknowledges and agrees that:

(a)	the other Party, as Discloser, may, from time to time, disclose Confidential Information solely in furtherance of this Agreement;

(b)	it shall not use any Confidential Information of the Discloser for any purpose other than furthering the objectives of this Agreement;

(c)
it shall take all necessary precautions against unauthorized disclosure or misuse of the Discloser’s Confidential Information being at least the same or similar precautions as it would take to preserve the confidentiality of its own confidential information of a similar nature;

(d)
except for the disclosure by Licensee to customers and sublicensee’s in the good faith exercise by Licensee of its license rights under this Agreement, it shall not, directly or indirectly, disclose, allow access to, transmit, communicate or make known the Confidential Information of the Discloser or any part thereof to any third party other than those of its  (including its Affiliates), their governors, directors, employees, agents, and professional advisors who reasonably require access to the same to permit the Recipient to realize the objects and purposes of this Agreement, provided the Recipient first requires that each such person agree, prior to any such disclosure, to be bound to the Recipient by obligations of confidence equivalent to those hereof and any breach of any such obligation by any such person shall be deemed a breach of this Agreement by the Recipient; and

(e)
except in respect of any information, report or document required to be provided by an express term of this Agreement, upon the request of the Discloser on or after the date of expiry or termination of this Agreement, it shall immediately return to the Discloser all materials, including all copies in whatever form, containing the Discloser’s Confidential Information, or any part thereof, which are in the possession or control of the Recipient or any person for whom the Recipient is legally responsible hereunder or otherwise.

6.4
Confidentiality of Terms of Agreement.  Unless disclosure is required by applicable law or order, each Party agrees to keep the terms of this agreement confidential and may only be disclosed with written consent of the other party.

7.	REPRESENTATIONS, WARRANTIES, INDEMNITIES

7.1	Representations and Warranties – Both Parties. Each Party represents and warrants to the other of them that:

(a)
(i) in the case of the University, it is a statutory corporation duly organized, existing and in good standing under the laws of Saskatchewan; and (ii) in the case of the Licensee, it is a business corporation duly organized, existing and in good standing under the federal laws of the United States of America;

(b)	it has the power, authority and capacity to enter into this Agreement and to carry out the transactions required to be carried out by this Agreement, all of which have been duly authorized by it; and

(c)
it will comply with all applicable laws and regulations pertinent to the performance of its obligations under this Agreement and pertinent to the exercise of every right acquired hereby that it shall directly or indirectly exercise.

(d)	it is bound by this Agreement, upon execution, and this Agreement constitutes a legal, valid and binding obligation on it, enforceable in accordance with the provisions of this Agreement;

(e)
to the best of its knowledge, no representation or warranty made by it and contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to another Party pursuant hereto or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact; and

(f)	it has not given any promise or undertaking, express or implied, to any third party which would:

(i)	preclude it from fulfilling its obligations under the Agreement; or

(ii)	cause it to breach an agreement with a third party,

(g)	it is neither insolvent or subject to proceedings or processes under bankruptcy or insolvency laws of any jurisdiction of the world; and

(h)
it has no knowledge of any legal proceeding or order pending against or, to its knowledge, threatened against or affecting it or any of its properties or otherwise that could adversely affect or restrict its ability to consummate fully the transactions contemplated by this Agreement, or that in any manner draw into question the validity of this Agreement or the licenses set out herein.

7.2
University Representations and Warranties – Intellectual Property.   The University does not warrant the validity of any Licensed Patent or that practice under any Licensed Patent shall be free of infringement; however, the University represents and warrants to the Licensee that, as at the Effective Date and in respect of every Licensed Patent, the University is not aware of a claim of infringement or breach of the Intellectual Property Rights of a third party, nor has the University knowledge that the exploitation and uses of the Licensed Patents contemplated hereunder would infringe the Intellectual Property Rights of a third party.

7.3
Disclaimer of Representations and Warranties & Assumption of Risk. Except as otherwise expressly set forth in this Agreement, the University disclaims all warranties and representations in relation to materials, information, product(s), property rights, including Intellectual Property Rights, and service(s) provided or licensed under this Agreement, including all representations and warranties, expressed or implied, of merchantability or fitness for any particular purpose.  Notwithstanding any other provision of this agreement, the University additionally disclaims all obligations and liabilities on the part of the University, its governors, officers, employees, agents and students for damages, including direct, indirect, special, and consequential damages, attorneys' and experts' fees, and court costs, (even if the University has been advised of the possibility of such damages, fees or costs), arising out of or in connection with the making, use, lease, sale or disposition otherwise of the materials, information, product(s) property rights, including intellectual property rights, and service(s) licensed to be made, used or sold under this Agreement.  The Licensee on behalf of itself, its directors, officers, employees, agents, Affiliates, Sublicensees and customers assumes all responsibility and liability for loss or damage caused by a product and/or service manufactured, used, leased or sold by the Licensee or its Sublicensee(s) which is a Licensed Product(s).

7.4
Disclaimer of Liability – Licensee Acknowledgement.  The University shall not be liable for any loss, claim, damages, liability or costs of the Licensee, its Sublicensees, customers or other transferees of Licensed Products arising from the receipt, storage, use, disposition or reliance on any information, material, thing or service sold or otherwise provided hereunder or derived therefrom, or related to the exercise of any right or license provided hereunder by anyone whatsoever.  The Licensee acknowledges that it has and shall continue to govern itself and to make its own decisions respecting the subject matter of this Agreement and the Licensee hereby releases the University of and from any and all such liability.

7.5
Indemnity.  The Licensee shall at all times, both during this Agreement and thereafter, indemnify, defend and save harmless the University its governors, directors, officers, employees, agents and students, against any and all claims, causes of action, actions, proceedings, charges, debts, demands and liabilities of any kind whatsoever, consequential or otherwise, and costs and expenses, including legal fees and disbursements as invoiced, (collectively, “Liabilities”) suffered or borne by any of the foregoing whatsoever and arising out of the indirect exercise by the Licensee, directly or indirectly through agents, Sublicensees or otherwise indirectly, of any entitlement, right, or benefit conferred under this Agreement or the direct or indirect violation of any law, order, rule or regulation by the Licensee, its directors, officers, employees agents, and Sublicensees.

7.6
Insurance.  Until Licensee begins an initial pilot plant or otherwise commences commercial activities that are beyond the Licensee’s immediate control based on the Licensed Patents, Licensee shall secure at its sole cost and expense, with a reputable insurance company(ies), general liability insurance with policy limits of not less than $2,000,000, which Licensee shall maintain in force during the term of this Agreement.  Before Licensee begins commercial activities based on the Licensed Patents, including operation of an initial pilot plant, Licensee shall also secure and maintain products liability insurance coverage with policy limits of not less than $2,000,000 to protect against its activities in relation to this agreement, including Liabilities arising under section 7.5, and the University shall have the right to require from time to time proof that such coverage exists, such right to be exercised in a reasonable manner.

8.        TERM AND TERMINATION

8.1
Term.  The term of this Agreement shall commence on the Effective Date and continue until the expiration date of the Last of the Licensed Patents to expire, or such other period in accordance with operation of the following provisions of this article 8.

8.2	Termination Without Cause. Notwithstanding any other provision of this Agreement, this Agreement will automatically terminate on the occurrence of any one of the following events, namely:

(a)	if the Parties consent in writing to such termination;

(b)	upon the expiry of six (6) calendar month’s after delivery of written notice to so terminate this Agreement by the Licensee to the University.

8.3	Events of Default. It is an event of default hereunder (a “Default”) if:

(a)
a Party breaches or fails to observe, perform or carry out any of that Party’s representations, warranties or obligations hereunder and such failure continues for thirty (30) days after the Party not in default (the “Non-Defaulting Party”) has in writing demanded that such failure be cured;

(b)
if a Party files an assignment in bankruptcy or commits and act of bankruptcy or insolvency or if an application is made for the reorganization, readjustment, rearrangement or other similar proceeding in respect of the business of the Party under any law or governmental regulation relating to bankruptcy or insolvency of any jurisdiction;

(c)	a receiver, receiver-manager, monitor or other similar custodian is appointed in respect of all or substantially all of the property of a Party;

(d)	a Party makes any assignment for the benefit of creditors;

(e)	any proceedings for the winding-up of a Party’s business or existence are instituted by or against the Party;

(f)	except as provided in Section 11.10 hereof, a Party disposes, by conveyance, transfer, lease, assignment or otherwise, of all, or substantially all of its property;

(g) a Party ceases or threatens to cease to carry on business.

8.4	Rights of Non-Defaulting Party. Notwithstanding any other provision of this Agreement, in the event of a Default, the Non-Defaulting Party may do any of the following:

(a)
pursue any remedy available to it in law or in equity, it being acknowledged by the Parties that specific performance, injunctive relief (mandatory or otherwise) or other equitable relief may be the only adequate remedy for a Default;

(b)	waive the Default provided, however, that a waiver of any particular Default will not operate as a waiver of any subsequent or continuing Default; or

(c)	immediately terminate this Agreement by delivering notice in writing to that effect to the Defaulting Party.

8.5
Damages Inadequate.  Each Party acknowledges and agrees that damages at law may be an inadequate remedy for a breach or threatened breach of the confidentiality or intellectual property provisions of this Agreement by that Party and each Party hereby agrees that, in the event of a breach or threatened breach of any such provision hereof by a Party, notwithstanding section 9.1, the other Party’s rights and the obligations of the Party so in breach hereunder shall be enforceable in a court of competent jurisdiction by specific performance, injunction, or other equitable remedy.

8.6	Effect of Termination. Without limiting the generality of the foregoing, upon any expiry or termination of this Agreement:

(a)
subject to the other provisions of this section 8.6, the rights and license granted to the Licensee pursuant this Agreement shall automatically terminate and be of no further force or effect as at the date of said expiry or termination and all rights whatsoever granted or accruing to the Licensee pursuant hereunder shall automatically revert to the University;

(b)	unless this Agreement is terminated by the University pursuant to section 8.4, the Licensee and Sublicensees may:

(i)
during the sixty (60) day period beginning on the date of such expiry or termination, complete the making of Licensed Products which it or they began to make prior to the date of such expiry or termination, if the Licensee provides prompt notice of such election to the University and a reasonable estimate of the amount of Licensed Products to be completed; and/or

(ii)
sell those inventories or stocks of Licensed Products possessed or controlled by them on the date of such expiry or termination and inventories or stocks of Licensed Products described in sub-section 8.6(b)(i), if the Licensee provides prompt notice of such election to the University and a reasonable estimate of the amount of Licensed Products to be so made and/or sold;

(c)
the Licensee’s obligations to make royalty payments and reports hereunder shall survive with respect to all sales of Licensed Products made by itself and Sublicensees that may occur after the date of such expiry or termination, and the Licensee shall make such payments and reports as required by the other provisions of this Agreement notwithstanding such expiry or termination;

(d)
the Licensee shall not be relieved of any obligation on its part hereunder that has accrued prior to the effective date of such expiry or termination and the University shall not be denied any right or remedy (whether under statute, at common law or in equity) that has arisen prior to the date of such expiry or termination;

(e)	except as provided by sub-section 8.6(b) the Licensee shall cease forthwith to make, manufacture, use or sell Licensed Products;

(f)	this section 8.6 and articles 1 (Interpretation), 4 (Payments – Reports – Records), 6 (Confidentiality), 9 (Dispute Resolution), 10 (Notices) and 11 (Other) shall survive such expiry or termination.

9.	DISPUTE RESOLUTION

9.1
Dispute Identified - Negotiation.  The Parties recognize that bona fide disputes as to certain matters, or questions which relate to either Party’s rights and/or obligations (“Disputes”), may arise from time to time during the term of this Agreement.  The Parties acknowledge, agree, and desire that any Dispute arising between them should be settled amicably.  Therefore, any Dispute identified by a Party shall be identified to the other Parties by delivery of a notice in writing, and the Parties shall employ their best and good faith efforts to resolve the Dispute by negotiation.  If the Parties are unable to resolve the Dispute within the thirty (30) day period from the date of the above-said notice, then a Party with an interest in the Dispute may, by written notice to the other Parties, refer the Dispute for resolution by binding arbitration in accordance with the following provision of this article 9.

9.2
Arbitration.  Any Dispute between or among Parties arising out of or in connection with this Agreement or in respect of any legal relationship which arises under this Agreement, and that is not settled in accordance with section 9.1 may be referred to and finally resolved by a single arbitrator appointed by the Parties unless they cannot agree on a single independent arbitrator in which case either Party may apply to have an independent arbitrator appointed by the Court of Queen’s Bench for the Province of Saskatchewan.  The arbitration shall be conducted pursuant to The Arbitration Act, 1992 of Saskatchewan, as amended from time to time, or any successor legislation then in force, subject to the following:

(a)	the place of arbitration shall be Saskatoon, Saskatchewan;

(b)	the language of arbitration shall be English;

(c)	hearings before the arbitrator shall be begin within sixty (60) days after the appointment of the arbitrator;

(d)	each Party shall bear its own costs, subject any allocation otherwise made by the arbitrator;

(e)	decisions of the arbitrator shall be in writing;

(f)	decisions of the arbitrator shall be final and binding on the Parties; and

(g)	except as otherwise provided by the forgoing provisions of this section 9.2, the arbitrator shall determine all arbitration rules.

9.3
For the sake of clarity, inter-Party negotiation and arbitration undertaken hereunder shall apply to the exclusion of all other legal recourse respecting a Dispute provided that the rights of a Party in an urgent situation, in which time is of the essence to obtain an equitable remedy such as an injunction through courts with jurisdiction, shall remain unimpaired.

10.      NOTICES

10.1
Notices.  Any notice, report or other communication required or permitted to be delivered to a Party hereunder shall be in writing and any such communication and any payment required to be made hereunder may be delivered by hand, licensed commercial courier or electronic transmission of facsimile addressed as follows:

(a)	if to the University:	Industry Liaison Office
University of Saskatchewan
501-121 Research Drive
Saskatoon, Saskatchewan, Canada S7N 1K2
Attn: Managing Director
Facsimile: (306) 966-7806

(b)	if to the Licensee:	Carbon Sciences Inc.
Suite 3, 5511 Ekwill Street
Santa Barbara, California
California 93111, U.S.A.
Attn: President
Facsimile: (805) 681-1300

Any payment, notice, report or other communication aforesaid, if if delivered by hand or licensed commercial courier shall be deemed given on the day of such delivery, and if delivered by electronic transmission of facsimile shall be deemed given on the first business day after transmission if a confirmation of delivery is provided by the delivering Party.

A Party may change its address for service to another North American address from time to time by notice given in accordance with the foregoing.

11.	OTHER

11.1
Further Assurances (General).  The Parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be reasonably necessary to give full effect to the provisions and intent of this Agreement.

11.2
Non-Use of Names.  Neither Party shall use the names or trademarks of the other Party, or any adaptation thereof, or the names of any of its governors, directors, officers, employees, students or agents for any advertising, promotional sales purpose without the prior written consent of the other Party and said individual(s), as the case may be and in each case, except the Licensee may state that it is licensed by the University in respect of the Licensed Patents and Licensed Products.

11.3
Relationship of Parties.  The Parties expressly disclaim any intention to create a partnership or joint venture, and nothing in this Agreement shall constitute the Parties general partners or joint venturers or constitute either Party the agent of the other except as expressly set out in this Agreement.  Except as expressly provided in this Agreement, no Party shall have any authority to act for or assume any obligations and responsibility on behalf of the other Party.

11.4
Force Majeure. No Party is deemed to be in default of any provision of this Agreement or liable to the other party for any delay, error, failure in performance or interruption of performance resulting directly or indirectly from a force Majeure event.  If a delay or failure to perform an obligation is caused due to a force Majeure event, the party affected by that event shall be granted an extension of time to perform the obligation on the following conditions:

(a)	it notifies the other party as soon as reasonably practicable of that event and of the expected period of delay of performance of its obligation; and

(b)	it takes reasonable steps to avoid or limit the effects of such event, and for the purposes of this section 11.4 “force Majeure event” means adverse weather conditions, fire, explosion, flood, earthquake, eruption, computer or communication disruption (including software and hardware problems) and the consequences thereof, war, rebellion, insurrection, riot, vandalism, civil commotion or disobedience (lawful or unlawful), acts of terrorism, strike, lockout, differences with workers or other labour disputes, failures of carriers to transport or furnish facilities for transportation, any order, step, action, proceeding, law, regulation or requisition of any government or other authority, any judicial action or decision, Acts of God, or any other cause whatsoever beyond the reasonable control of a party, excluding only lack of finances and the consequences thereof.

11.5
Waiver.  No waiver of any provision of this Agreement will constitute a waiver of any other provision (whether or not similar), nor will any waiver constitute a continuing waiver unless otherwise expressly agreed in writing.  No consent or waiver, express or implied, by a Party to or of any breach or default by the other Party in the performance by the other Party of any obligation on its part hereunder will be deemed or construed to be a consent or waiver to or of any other breach or default of such obligation or a consent or waiver to or of any other obligation of that other Party.

11.6
Provisions Severable.  If any term of this Agreement is to any extent held or rendered invalid, unenforceable or illegal, then the remainder of this Agreement shall not be affected thereby and shall continue to be applicable and enforceable to the fullest extent permitted by law.  The Parties will engage in good faith negotiations to replace any provision which is declared invalid or unenforceable with a valid and enforceable provision, the economic effect of which approximates as much as possible the invalid or unenforceable provision which it replaces

11.9
Governing Law & Venue.  This Agreement will be governed by and construed in accordance with the laws of the Province of Saskatchewan and the laws of Canada applicable therein and, subject to article 9, the Parties hereby attorn to the exclusive jurisdiction of the courts of Saskatchewan sitting in the City of Saskatoon for the determination of any Dispute.

11.10
Enurement - Assignment.  This Agreement is shall inure to the benefit of the Parties, their successors and assigns.  Licensee may assign this Agreement in connection with any sale, merger or other business combination involving all or substantially all of its assets to which this License Agreement pertains; otherwise, this Agreement is personal to the Licensee, and is not assignable by the Licensee to any third party without the written consent of the University, which consent shall not be unreasonably withheld.

11.11
Entire Agreement.  The provisions herein contained constitute the entire agreement between the Parties and supersede all previous communications, representations, and agreements, whether oral or written, between them with respect to the subject matters hereof, there being no representations, warranties, terms, conditions, undertakings, or collateral agreements (express, implied, or statutory), between the Parties other than as expressly set forth in this Agreement.

11.12
Amendment.  Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and duly executed by the Parties.

11.13
Independent Legal Advice.  Each Party has been advised to obtain independent legal advice with respect to this Agreement and has done so or has considered doing so and, in its sole judgment, decided that it is not necessary.

11.14
Electronic Delivery.  Delivery of a copy of an executed counterpart of this Agreement by electronic transmission of facsimile or other means of electronic communication capable of producing a printed copy shall be deemed to be execution and delivery of this Agreement as of the date of such delivery.

IN WITNESS WHEREOF the Parties have executed this Agreement by the hands of their authorized officers in that behalf on the dates written beside their respective signatures, herein below.

UNIVERSITY OF SASKATCHEWAN

Per:
	for Chair, Board of Governors	Date

Per:
	Secretary, Board of Governors	Date

Acknowledged by:
Dr. Hui Wang

CARBON SCIENCES INC.

Per:
	Byron Elton, President	Date

Per:
	authorized signatory	Date

Name/Title (print):

SCHEDULE “A”

Licensed Patents

1.	US Patent Application no. 12/142,517. Catalyst for Production of Synthesis Gas, to Jianguo Zhang, Hui Wang and Ajay K. Dalai, filed June 19, 2008.

2.	Canadian Patent Application no. 2,653,312. Catalyst for Production of Synthesis Gas, to Jianguo Zhang, Hui Wang and Ajay K. Dalai, filed June 19, 2008.

SCHEDULE “B”

Know How

Beginning as soon as reasonably possible under the circumstances, and at mutually acceptable times and places, the parties shall cooperate with one another to disclose, transfer and document any undocumented, unpublished Know How from the University to the Licensee.